Exhibit 4(b)7
CERTIFICATE OF AUTHORIZATION

MULTIMEDIA COMMUNICATION SERVICE

TELECOMUNICAÇÕES DE SÃO PAULO S/A - TELESP

ANATEL

ANNEX II

ENTRY PVST / SPV NR. 001/2003 - ANATEL

CERTIFICATE OF AUTHORIZATION TO EXPLORE MULTIMEDIA COMMUNICATION SERVICE, OF COLLECTIVE INTEREST, EXECUTED BY AND BETWEEN "AGÊNCIA NACIONAL DE TELECOMUNICAÇÕES - ANATEL" AND "TELECOMUNICAÇÕES DE SÃO PAULO S/A - TELESP"

By this instrument, on one side "AGÊNCIA NACIONAL DE TELECOMUNICAÇÕES - ANATEL" hereinafter referred to as ANATEL, an agency that part of the UNION (FEDERAL GOVERNMENT), as per the terms of Law Nr. 9.472, of July 16th., 1997, General Law of Telecommunications - LGT, with "CNPJ/MF" (National File of Legal Entities/Ministry of Finance) Nr. 02.030.715/0001-2, in this act represented by its President, Mr. LUIZ GUILHERME SCHYMURA DE OLIVEIRA, Brazilian, married, an engineer, bearer of Identity Card RG Nr. 04 971 252-4/IFP-RJ and of "CPF/MF" (Individual Taxpayers File/Ministry of Finance) Nr. 810.878.107/87, jointly with the Councilman LUIZ TITO CERASOLI, Brazilian, divorced, an engineer, bearer of identity Card RG Nr. 38.592/D-CREA/RJ and of CPF/MF Nr. 297.487.047-34, and, on the other side, "TELECOMUNICAÇÕES DE SÃO PAULO S/A - TELESP", with CNPJ/MF Nr. 02.558.157/0001-62, in this act represented by its President, Mr. FERNANDO XAVIER FERREIRA, Brazilian, married, an engineer, bearer of Identity Card RG Nr. 585.363-SSP/PR and of CPF/MF Nr. 142.144.239-68, and by its Vice-President, Mr. EDUARDO NAVARRO DE CARVALHO, Brazilian, married, an engineer, bearer of Identity Card RG Nr. 44.174-CREA-MG and of PCF/MF Nr. 531.710.556-00, hereinafter referred to as the AUTHORIZED PARTY, execute this CERTIFICATE OF AUTHORIZATION, Act, Nr. 33.791, Anatel Process Nr. 53500.002065/2002, that shall be regulated by the following rules and conditions:

Chapter I - On the Authorized Service, the Service Rendering Area and of the Value of the Authorization

1.1.
This Certificate of Authorization ratifies, under the terms of the above mentioned Law, the authorization issued to the company TELECOMUNICAÇÕES DE SÃO PAULO S/A - TELESP, identified above, for the rendering of the Multimedia Communication Services, of collective interest, under private regimen and without exclusivity, hereinafter referred to as SCM.

1.1.1.
SCM is a fixed telecommunication service that allows the offer, in domestic and international range and to subscribers within a service rendering area, of transmitting, issuing and receiving capacity for multimedia information using any means.

1.1.1.1.	By subscriber we mean a natural person or legal entity that has a contractual bond with the AUTHORIZED PARTY, for the use of SCM.

1.2.	This Certificate does not grant to the AUTHORIZED PARTY neither an advantage or right to exclusivity, nor any privilege in the exploitation of the SCM.

1.3.
The Authorization object of this Certificate has as service rendering area the sectors 31, 32 and 34, in Region III of Annex II, in the General Plan for Grants, and is granted for an undetermined period of time.

1.4.	The value of the Authorization for exploration of SCM is R$9,000.00 (nine thousand reais).

Chapter II - On the Applicable Legislation

2.1. This Authorization is regulated, without prejudice of any other standards that form the Brazilian Legal System, by Law 9.472/97 and by the regulations derived from it. The AUTHORIZED PARTY shall follow the conditions established in the laws, regulations, standards and plans applicable to the service, among which there are:

a) Decree Nr. 2.617, of June 5th., 1998;

b) Regulation of Telecommunication Services, approved by Resolution Nr. 73, of November 25th., 1998;

c) Regulation for Checking the Control and Transfer of Control in Companies that Render Telecommunication Services, approved by the Resolution Nr. 101, of February 4th., 1999;

d)	Regulation of the Multimedia Communication Service, approved by Resolution Nr. 272, of August 9th., 2001;

e)	Rule Nr. 006, of January 24th., 2002;

f)	Regulation on the Use of the Radiofrequencies Spectrum, approved by Resolution Nr. 259, of April 19th., 2000;

g)	General Regulation for Interconnection, approved by Resolution Nr. 40, of July 23rd., 1998;

h)	Regulation on Service Contracting Procedures and Purchase of Equipment or Materials by the Telecommunication Service Rendering Companies, approved by resolution Nr. 155, of August 16th., 1999.

2.1.1. The other normative instruments applicable to the services, replaced by SCM, remain in force until being duly substituted, as per the terms of article 214 of the General law of Telecommunication - LGT, in the points where they do not enter in conflict with the SCM Regulation.

Chapter III - On the Rights and Conditions of the AUTHORIZED PARTY

3.1.
The AUTHORIZED PARTY has the right to freely explore the services object of this Certificate, rendered under private regimen and for collective interest, and should follow the rights and conditions established in Chapters II and III of Title II in the Regulation of Telecommunication Services and in the specific regulation of the service.

3.2.
The AUTHORIZED PARTY may not entail the offer of the SCM to the purchase of any other service or facility, offered through it or through its allied, controlled or controlling companies, nor may it condition advantages to the subscriber, to the purchase of other applications or of SCM additional services, even when performed by third parties.

3.2.1. The AUTHORIZED PARTY may, at its sole decision, grant discounts, make promotions, seasonal discounts and price reductions in periods of low demand, among others, provided it make them in a non discriminatory manner and following objective criteria.

3.3.	The AUTHORIZED PARTY may not prohibit, neither by agreement nor by any other mean, the subscribe to be served by other networks or telecommunication services.

3.4.
The AUTHORIZED PARTY may not transmit, issue and receive information of any nature that may be configured as the rendering of Radio broadcasting Service or Cable TV Service, Multichannel Multipoint Signal Distribution Service (MMDS) or Television and Audio Signals distribution Service by satellite (DTH), and may not supply video and audio signals in an unrestricted and simultaneous form to the subscribers, under the conditions provided in the regulation of said services.

3.4.1.
When rendering SCM service the company may supply video and audio signal transport, in a non permanent manner and either by a specific agreement or by the payment per event, such as transmission of Executive TV, videoconferences, transport of signals from program producing or distributing companies to the companies that render Radio broadcasting Services or Cable TV, MMDS and DTH services and program transmission among radio broadcasting stations.

3.4.2.
When rendering SCM service, the transported signal shall not be received directly and freely by the public in general, as for the Radio broadcasting Service, and it shall not be distributed simultaneously to the subscribers, as for the Cable TV, MMDS and DTH services.

3.5.
When rendering the SCM service the company is not allowed to offer services with the characteristics of Commuted Fixed Telephony Service destined to the public in general (STFC), specially the routing of phone traffic through the SCM network simultaneously originated and ended in the STFC networks.

3.6.
The AUTHORIZED PARTY shall follow the quality parameters established in the regulation and in the agreement executed with the subscriber, relatively to the rendering of the service and to the operation of the network.

3.7.
The AUTHORIZED PARTY shall supply ANATEL, whenever requested, technical, operational or economical data, specially those relative to the number of subscribers and to the coverage area and to the values earned by the AUTHORIZED PARTY in respect to the parameters that indicate quality, and shall also allow ANATEL's representatives full access to its facilities or to the documentation, whenever requested.

3.7.1. ANATEL shall give confidential treatment, as the case may be, to the information supplied, under the terms of Article 39 of Law 9472 and of Article 64 of the Regulation of National Telecommunication Agency, as approved by the Decree 2.338/97.

3.8.
Upon contracting the services and purchasing equipment and materials connected to the service of object of this Certificate, the AUTHORIZED PARTY promises to consider the offer of independent suppliers, including domestic ones, and to base its decisions relative to the different offers submitted upon the compliance of objective criteria for price, terms of delivery and technical specifications established in the appropriate regulation.

3.8.1. In the contracting in question, the procedures of the Regulation on Service Contracting and Purchase of Equipment and Materials by the Telecommunication Services Rendering Companies shall apply, as approved by ANATEL Resolution Nr. 155, of August 5th., 1999.

3.8.2.
The values spent by the AUTHORIZED PARTY with foreign entities, for the rendering of management services, including technical assistance, may not exceed 0.2% (zero point 2 per cent) per year of the annual revenue of the now authorized services, net of taxes and contributions.

3.9.
The AUTHORIZED PARTY promises to pay the charges derived from the exploration of SCM, among others, the Installation and Operation Inspection Fees, the Fund for Technological development of Telecommunication and the Fund for the Universalization of Telecommunication Services, as per the regulation terms.

3.10.
In case of adaptation, under the terms of article 68 of the Multimedia Communication Service Regulation, the AUTHORIZED PARTY shall comply with its promises made with the users before the execution of this Certificate, following the conditions of the agreements executed and the obligations established in this Certificate, and in case of conflict the provisions favorable to the users shall prevail.

3.10.1. The AUTHORIZED PARTY shall specially comply with the maintenance of the substitute service rendering agreement, in its term of validity.

3.11. The AUTHORIZED PARTY promises to assure the compliance of the social function of the service object of this Certificate, as well as of the charges derived from it.

Chapter IV - On the Rights and Obligations of the Subscribers

4.1. The SCM subscriber has the right, without prejudice of the terms established in the applicable legislation:

I. to access the service, by contracting the AUTHORIZED PARTY;

II. to a non discriminatory treatment relative to the access conditions and use of the service;

III. to appropriate information on the conditions of the service rendering, in its different applications, additional contracted facilities and respective prices;

IV.  to inviolability and to communication secrecy, respecting always the hypothesis and constitutional and legal conditions relative to telecommunication access to secrecy data;

V. to the previous notice of any and all alteration in the conditions of the service rendering, that may affect the subscriber, directly or indirectly;

VI. to the cancellation or interruption of the service rendered, at any time, without any additional charge;

VII. to the non suspension of the service without his/her request, except in the case of a debt directly derived from the use thereof or from the non compliance of the obligations appearing in article 4th. of Law 9.472 of 1997;

VIII. to previous knowledge of the conditions for the suspension and termination of the service;

IX. to respect to his/her privacy in the collection documents and in the use of its personal data by the AUTHORIZED PARTY;

X. of an efficient and immediate answer by the AUTHORIZED PARTY to his/her complaints;

XI. to the sending of the complaints or statements against the AUTHORIZED PARTY to ANATEL or to the Consumer Defense Entities;

XII. to compensation for damages caused by the infringement of his/her rights;

XII. to the substitution of his/her access code, as the case may be, under the terms of the regulation.

XIV. not to be forced or induced to purchase properties or equipment that are not of his/her interest, and not to be compelled to submit to any condition, except in respect to a technical question, for the receiving of the services, under the terms of the regulation;

XV. to have the integrity of the rights relative to the rendering of services restored, after the payment of delinquent debts, or as per the agreement executed with the AUTHORIZED PARTY, with immediate exclusion of the information connected to failure of payment;

XVI. to have the access to commodities or requested utilities, temporarily or permanently, partially or totally blocked;

XVII to the continuity of the service as per the contractual term;

XVIII to receive the collection documents with the details of the charged values.

4.1.1. In case of adaptation of the terms of article 68 of the Regulation of Multimedia Communication Service, the subscriber has the right, without prejudice of the others already listed:

I.	to the maintenance of the of the substitute service rendering agreement, in its term of validity;

II.	to the option to terminate the substitute service rendering agreement and the contracting of a new service;

4.2. The SCMN subscriber has the following obligations, among others:

I. to use the service, the equipment and the telecommunication networks in the correct manner;

II.	to preserve the AUTHORIZED PARTY's properties and those to be used by the public in general;

III.	to make the payment relative to the service rendered, following the provisions established in the Service Regulation.

IV.	to provide appropriate and necessary place and substructure for the correct installation and operation of the AUTHORIZED PARTY's equipment, as the case may be;

V.	to connect to the AUTHORIZED PARTY's network only the terminals that have certification issued or accepted by ANATEL.

Chapter V - On ANATEL's Privileges.

5.1. ANATEL may impose special conditions for the rendering of the SCM, under the terms of article 128 of the LGT.

5.2.
ANATEL may determine that the AUTHORIZED PARTY should cease, immediately, the transmission of telecommunications from any station, that may be causing interference harmful to the telecommunication services regularly installed, until the cause of the interference is totally eliminated.

5.3.	ANATEL may perform researches relative to the satisfaction of subscribers in respect to the services rendered by the AUTHORIZED PARTY, disclosing the results to the society.

Chapter VI - On the Conditions for Exploring the Service

6.1. The AUTHORIZED PARTY shall start the commercial exploration of the service within eighteen months, counted from the date of publication of the decision authorizing the rendering of service, in the Federal Official Gazette - "D.O.U."

6.1.1. The term established in this clause may be extended only once, for twelve months at the most, if the reasons submitted for this are considered as relevant by ANATEL.

6.1.2.
The term to start the commercial operation of the service, when it depends of its own radio electrical system, shall be counted from the date of publication, in the Federal Official Gazette (D.O.U.) of the decision authorizing the use of radiofrequency.

6.1.3.	In case of adaptation, as per the terms of Article 68 of the Multimedia Communication Service Regulation, the AUTHORIZED PARTY shall follow the rules below:

6.1.3.1.	The AUTHORIZED PARTY that has started the commercial exploration of the service may not interrupt it as a function of the adaptation.

6.1.3.2.
The AUTHORIZED PARTY that, upon the publication of the respective Act of Adaptation, has not started the commercial exploration of the service, shall do it within the term provided in the Certificate of Authorization of the service that is being adapted.

6.1.3.3.
The adaptation shall be made assuring, as the case may be, the right of use of radiofrequency for the remaining term of the former certificate of authorization, maintaining the possibility of extension.

6.2. The conditions for the granting of authorization and coordination of use of radiofrequency are established in the Regulation for the Use of Radiofrequency Spectrum, approved by Resolution Nr. 259, of April 19th., 2001.

6.3.
The AUTHORIZED PARTY shall, within a maximum term of one hundred and eighty days counted from the authorization, deliver to ANATEL a summary of the Installation Project, as a condition to issue the authorization to install the system.

6.3.1. The Installation Project shall be compatible with the Basic Project, annexed to this Certificate of Authorization.

6.3.2.	The summary of the Installation Project shall be attached to this Certificate of Authorization, being considered as a complement of the Basic Project.

6.3.3.
In the case of adaptation, as per the terms of article 68 of the Multimedia Communication Service Regulation, the AUTHORIZED PARTY shall, within a maximum period of one hundred and eighty days from the date of publication of the Adaptation Act, submit to ANATEL a summary of the Installation Project, as provided in Annex III of the SCM Regulation.

6.4. The AUTHORIZED PARTY, as such, will not have a vested right in respect to the maintenance of the existing conditions on the date of execution of this Certificate, and has to obey the new conditions that may be created by law or by the regulations to be issued by ANATEL, within the terms established in the regulation.

6.5.	The AUTHORIZED PARTY shall, upon the installation of the station:

I. observe the municipal regulations and other legal requirements, in respect to buildings, towers and antennas, and to the installation of physical lines in public areas;

II.	assure that the installation of its stations follows the pertinent regulation;

III.	obtain the necessary consignation of the radiofrequency, if it does not use only confined media or third party's media.

6.6. The AUTHORIZED PARTY is responsible, before the subscriber and ANATEL, for the exploration and execution of the service.

6.6.1. The AUTHORIZED PARTY shall be fully responsible for the exploration and execution of the service before the subscriber, including in respect to the correct operation of the service supporting network, even if it is owned by third parties, it being assured, in this case, the right of return.

6.6.2.	The AUTHORIZED PARTY's responsibility before the Agency shall include, also, the correct operation of the service supporting network, including in the cases when it is owned by third parties.

6.7. The interested parties are assured of the use of SCM supporting networks to provide additional value services (SVA), in a non discriminatory form and at fair prices and reasonable conditions.

6.7.1. ANATEL shall establish the rules to assure the perfect use of the SCM networks to support the SVA provision, establishing also the terms for the relationship between the providers of these services and SCM renderers, as provide in § 2nd. article 61 of Law 9,472, of 1997.

6.8. The AUTHORIZED PARTY has the right to use the networks or the elements of networks owned by other renderers of telecommunication services of collective interest, in a non discriminatory manner, and at fair and reasonable prices and conditions.

6.8.1. The AUTHORIZED PARTY shall allow the use of its networks or of elements of said networks by other collective interest telecommunication providers, in a non discriminatory way, and at fair and reasonable prices and conditions.

6.9. The remuneration for the use of networks shall be freely agreed between the AUTHORIZED PARTY and the other collective interest telecommunication service rendering companies.

6.10. In the rendering of SCM the use of equipment without certification issued or accepted by the Agency is prohibited, when said certification is required by regulation.

6.11. The following are parameters of quality for SCM, without prejudice of any others that may be defined b y ANATEL:

I. the supply of signal transport respecting the characteristics established in the regulation;

II.	the availability of the service in the contracted index values;

III.	the issue of electromagnetic signals in the levels established in regulation;

IV.	the disclosure of information to the subscribers, in an unambiguous and complete manner, with a reasonable antecedence, in respect to the changes of prices and conditions for the use of the service;

V.	the speed in complying with the requests and complains of the subscribers;

VI.	the number of complains against the AUTHORIZED PARTY;

VII.
the supply of the necessary information to obtain the indicators relative to the quality of the service, of the facility and of the financial economical data, in such a way to allow the evaluation of the quality in the service rendered.

6.12. The following data shall appear in the agreement for the rendering of the service to the subscriber:

I.	the rights and obligations of the AUTHORIZED PARTY;

II.	the rights and obligations of the subscribers;

III.
the number of the Subscriber Service Center, and the electronic address of the AUTHORIZED PARTY in Internet, where the user may find information on the service, including specifications for the connection of telecommunication terminals to the support networks;

IV.	ANATEL address and the electronic address of its library, where persons may find the full copy of the service regulation;

V.	the phone number of ANATEL Service Center;

VI.	the quality parameters of the service, as mentioned in item 6.11 of this Certificate of Authorization.

6.13. The AUTHORIZED PARTY shall maintain a phone service center for its subscribers, with direct free of charge call in a 24 hours a day 7 days a week regimen.

6.14. In case of interruption or degradation of the service quality, the AUTHORIZED PARTY shall discount from the signature the value proportional to the number of hours or fraction of hours longer than 30 minutes.

6.14.1. The need for interruption or degradation of the service due to maintenance, expansion of the network or similar reasons shall be fully informed to the subscribers that may be affected, through a one week minimum previous notice, and the subscribers have to receive a discount in the subscription as 1/30 (one thirtieth) per day or fraction longer than four hours.

6.14.2.
The interruption of degradation of the service for a period longer than three consecutive days and that reach more than ten per cent of the subscribers shall be informed to Anatel with a summary of the reasons that have caused it and the actions developed for the normalization of the service and the prevention of the new interruptions.

6.14.3.
The AUTHORIZED PARTY shall not be forced to offer a discount if the interruption or degradation of the service occurs due to unforeseen case or event of force majeure, with the AUTHORIZED PARTY having to prove the fact.

6.15. The AUTHORIZED PARTY, as per the terms of article 135 of the LGT promises to provide preferred access to the authorized service to the following entities:

I.	Essential Entities of the Federal Government;

II.	Ministry of Defense:
a) Brazilian Army
b) Brazilian Navy;
c) Brazilian Air Force;
III. Ministry of Justice
IV. Federal Police Department;
V. Military Police and Fire Departments.

6.15.1. The written obligation described in item 6.15 shall apply to any entities or agencies that may undertake, fully or partially, the functions of the entities named in it.

Chapter VII - On the Provisions relative to the Interconnection.

7.1. Whenever requested, there shall be made the interconnection among the SCM supporting networks and among these networks and the networks of other telecommunication services of collective interest, as per the terms of Law 9.472, of 1997, and of the General Regulation of Interconnection approved by Resolution Nr. 40, of July 23rd., 1998.

Chapter VIII - On the Entailment of the General Standards for the Protection of the Economic Order.

8.1. The AUTHORIZED PARTY promises to render the now authorized service strictly as per the standards that prohibit the abuse of economic power, without harming the free competition, not increasing arbitrarily the profits or performing in an abuse manner the dominant position in the market.

8.1.1. Considering the concrete situation or complain based upon the abusive prices, imposition of abusive contractual conditions, discriminatory treatment or practices with the purpose to eliminate unfairly the competition, ANATEL may, after the analysis, assuring the right to previous and full defense to the AUTHORIZED PARTY, determine the implementation of the appropriate measures, without prejudice to the complaining party to submit the case before any other appropriate governmental entities.

Chapter IX - On the Forms of Compensation for the Service Rendered

9.1. The AUTHORIZED PARTY shall establish the prices relative to the rendering of SCM, in a fair and non discriminatory manner, with ANATEL being responsible for eliminating abusive commercial practices and the abuse of economic power.

9.2.
The AUTHORIZED PARTY shall, as per the Regulation of Telecommunication Services, serve with priority the President of the Republic, his protocol representatives, his entourage and supporting personnel, as well the foreign Heads of State, when in official visits or trips through the Brazilian territory, making available, against remuneration, the necessary means for the appropriate communication of said authorities.

9.3.	The AUTHORIZED PARTY shall assure the free of charge access by its subscribers to the emergency services, as mentioned in the regulation.

9.4.
The AUTHORIZED PARTY shall place at disposal of the authorities and agents of civil defense, in case of public calamity, all means, systems and availabilities that may be requested, in order to grant them full support or to support the affected population, as per the regulation.

9.5.
The obligations mentioned in items 6.15, 9.4 and 13.4.1 of this Certificate are of collective interest, under the terms of Article 135 of the LGT, and are undertaken fully by the AUTHORIZED PARTY, that shall absorb the correspondent costs through the appropriate exploration of the service, without any compensation or reimbursement by ANATEL.

Chapter X - On the Transference

10.1. The transfer of the authorization to explore SCM and the authorization to use the radiofrequency associated to it requires previous approval by ANATEL, as per the regulamentary requirements.

10.2.	The transfer of the authorization may only be made after three years, counted from the effective beginning of the commercial operation of the service.

10.2.1. In case of adaptation under the terms of article 68 of the Multimedia Communication Service Regulation, the time of operation before this adaptation shall be computed, for the purposes of the terms of item 10.2.

10.3. For the transfer of the SCM authorization, the interested party shall:

I. comply with the requirements compatible with the service to be rendered, in respect to the technical qualification, financial-economical qualification, legal qualification and tax regularity, submitting the documentation listed in Annex I of the Multimedia Communication Service Regulation;

II.
submit the statement executed by its legal representative, promising to comply with all clauses of the certificate of authorization in force, surrogating itself in the rights and obligations of the original authorized party.

10.4. The transfer of the authorization among controlled and controlling companies and in the cases derived from scission, shall be performed by ANATEL at any moment, upon request from the interested parties and following the terms of clause 10.3.

10.5.	The transfer of the authorization to explore SCM will be subject to the collection of the public price by ANATEL.

10.6.
The transfer of the corporate control of the AUTHORIZED PARTY will be subject to later approval by ANATEL, for the maintenance of authorization conditions or of other conditions provided in the regulation, with the AUTHORIZED PARTY sending to the Agency, within sixty days counted from the date of registration in the appropriate entity, a request with its prior corporate composition, the operation made and the picture resulting from the operation, besides the documentation provided in the SCM regulation.

10.6.1. The corporate or control changes that need the approval by ANATEL shall include, in the legal instrument that formalizes it, a clause determining that said alteration is conditioned to the approval by the Agency.

10.7. The transfer of authorization or of the corporate control of the AUTHORIZED PARTY shall not be admitted if it is harmful to competition or if offers risk to the execution of the undertaken obligations, following the general standards relative to the protection of economic order and, specially the terms of article 7th. of Law 9.472, of 1997.

10.8.
The transformation of the corporate type and changes in the corporate name of the AUTHORIZED PARTY and of its direct and indirect partners, shall be informed to the Agency within twenty days after the registration of the fact in the appropriate entity.

10.9.
The agreements of the partners that regulate the transfer of quota parts and of shares, as well as the performance of the right to vote by the AUTHORIZED PARTY and its direct and indirect partners, shall be sent to the Agency up to fifteen days after the registration in the appropriate entity.

Chapter XI - On the Provisions on the Inspection

11.1. The AUTHORIZED PARTY is subjected to ANATEL inspection, following the legal and regulatory provisions and, when requested, it shall render accounts allowing the free access to its technical resources and accountant files.

11.2.	The AUTHORIZED PARTY may appoint a representative to follow the inspection agents in their visits, inspections and activities.

Chapter XII - On the Sanctions

12.1.
The non compliance of the legal and regulatory provisions, as well as the compliance of conditions and undertakings connected to the authorization, shall subject the AUTHORIZED PARTY to the sanctions provided in the regulation, assuring the right to previous and full defense.

12.2.	Without prejudice of any other situations established in the regulation, the following are considered as serious infractions:

I. not start the exploration of the service within the term established in this Certificate;

II.	the non payment of fees or charges falling on the services;

III.
to offer the service with the characteristics of the Commuted Fixed Phone Service destined to the public use in general (STFC), specially the sending of phone traffic through the SCM network simultaneously originated and terminated in the STFC networks;

IV.
to offer the service with the characteristics of Radio broadcasting Service or Cable TV Service, Multichannel Multipoint Signal Distribution Service (MMDS) or Subscription TV and Audio Signals Distribution Service by Satellite (DTH).

Chapter XIII - On the Extinction of the Authorization

13.1. The Authorization shall terminate, as well as this Certificate of Authorization, by the termination, deterioration, decay, forfeit or cancellation, as per the terms of Law 9.472, of 1997.

13.2.
In case of loss of the conditions indispensable to the issue or maintenance of the authorization, the Agency may extinguish it by a cancellation, assuring to the interested party, in this case, during the administrative process, the right to the adversary system and to full defense.

13.3.
The statement of extinction of the Authorization will not eliminate the application of penalties due to the infringements practiced by the AUTHORIZED PARTY, as per the terms of the regulation and of this Certificate of Authorization.

13.4.	The definite interruption of the services shall only occur after a minimum of one hundred and eighty (180) days previous notice sent to the subscriber.

13.4.1. In the case of the entities mentioned in item 6.15, except for the cases of force majeure and of non compliance of the obligations by the subscriber, the definitive interruption of the services shall only occur with a minimum sixty (60) months previous notice.

13.4.1.1.
The suspension in the rendering of the service to the entities mentioned in item 13.4.1. may cause, besides the application of appropriate sanctions, the request by ANATEL to declaration as public utility by the Executive Power, of the assets and equipment that are necessary for the continuation of the service rendering, it being established, for the purposes of previous compensation the value corresponding to the revenue earning in the last 12 (twelve) months against the rendering of the service.

Chapter XIV - On the Enforcement, Efficiency and Jurisdiction

14.1. This Certificate shall remain valid and efficient after the publication of its summary in the Federal Official Gazette.

14.2.
In order to eliminate eventual future issues relative to this Certificate of Authorization, efforts shall be made to obtain an amicable solution, with the parties going to the judicial settlement only in case of impossibility of the amicable solution and, in this case, the appropriate Court of the Judiciary District of the Federal Justice in the City of Brasilia, Federal district, shall be the competent one.

Being so agreed in respect to the provisions and conditions of this Certificate, the Parties execute it in three equal copies before the named witnesses, who sign it also, for all legal and juridical effects.

Brasília Federal district, April 17, 2003.

For ANATEL - Agência National de Telecomunicações
/s/ Luiz Guilherme Schymura de Oliveira, President
/s/ Luiz Tito Cerasoli, Councilman

For the AUTHORIZED PARTY - Telecomunicações de São Paulo S.A. - TELESP
/s/ Fernando Xavier Ferreira, President
/s/ Eduardo Navarro de Carvalho,. Vice-President.

WITNESSES:
(signed) Dirceu Baraviera
(signed) Newton Julio Mantoni.